Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Enhabit, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of registration fee(2)
Equity	Common Stock, par value $0.01 per share	Other	7,000,000	$24.50	$171,500,000	$92.70 per $1,000,000	$15,898.05
Total Offering Amounts						—	$15,898.05
Total Fee Offsets(3)							—
Net Fee Due							$15,898.05

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers any additional securities to be offered or issued pursuant to the 2022 Omnibus Performance Incentive Plan of Enhabit, Inc. (the “Registrant”) relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)
Pursuant to Rule 457(c) and 457(h), under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high ($25.00) and low ($24.00) prices of shares of common stock of the Registrant in the “when issued” trading market as reported on the New York Stock Exchange on June 28, 2022.

(3)	The Registrant does not have any fee offsets.